Immediate Release
Contact: Patrick Nolan
248.754.0884

BORGWARNER REPORTS FIRST QUARTER 2018 U.S. GAAP NET EARNINGS OF $1.07 PER DILUTED SHARE, OR $1.10 PER DILUTED SHARE EXCLUDING NON-COMPARABLE ITEMS

RAISES FULL YEAR EPS GUIDANCE TO $4.30-$4.40

Auburn Hills, Michigan, April 26, 2018 – BorgWarner Inc. (NYSE: BWA) today reported first quarter results.

First Quarter Highlights:

•	U.S. GAAP net sales of $2,784 million, up 15.7% compared with first quarter 2017.

◦	On a comparable basis, excluding the impact of foreign currencies and the acquisition of Sevcon, net sales were up 6.6% compared with first quarter 2017.

•	U.S. GAAP net earnings of $1.07 per diluted share.

◦	Excluding the non-comparable item (detailed in the table below), net earnings were $1.10 per diluted share.

•	U.S. GAAP operating income of $334 million.

◦	Adjusted operating income was 12.2% of net sales.

Full Year 2018 Guidance: The company has reaffirmed its 2018 full year organic growth guidance.  Full year net sales are expected to be $10.77 billion - $10.94 billion, implying organic sales growth of 5.0% to 7.0%. Foreign currencies are expected to increase sales by $405 million, due to the appreciation of the Euro and Chinese Yuan.  The acquisition of Sevcon will increase sales by approximately $50 million. Excluding the impact of noncomparable items, operating margin is expected to be in the range of 12.5%-12.6%. This guidance includes a negative margin impact of 10bps as a result of other postretirement income reclassification in accordance with FASB ASU No. 2017-07 , "Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost." This is expected to have no net earnings impact compared to prior guidance. Net earnings are now expected to be within a range of $4.30 to $4.40, with the increase in guidance primarily due to a larger benefit from foreign exchange rates.  This guidance includes a year over year negative impact of $0.06 per diluted share due to higher minority interest and lower equity income.

Second Quarter 2018 Guidance: The company expects second quarter 2018 organic net sales growth of 7.0% to 9.0%, compared with second quarter 2017 net sales of $2.39 billion. Foreign currencies are expected to increase sales by $125 million. The acquisition of Sevcon will increase sales by approximately $15 million. Net earnings are expected to be within a range of $1.09 to $1.11 per diluted share, including a negative year over year impact of $0.02 per diluted share due to higher minority interest and lower equity income.

Financial Results: Net sales were $2,784 million in first quarter 2018, up 15.7% from $2,407 million in first quarter 2017. Excluding the impact of foreign currencies and the acquisition of Sevcon, net sales were up 6.6% compared with first quarter 2017. Net earnings in first quarter 2018 were $225 million, or $1.07 per diluted share, compared with $189 million, or $0.89 per diluted share in first quarter 2017. Net earnings in first quarter 2018 included non-comparable items of ($0.03) per diluted share. Net earnings in the first quarter 2017 included net non-comparable items of $(0.02) per diluted share. These items are listed in a table below, which is provided by the company for comparison with other results and the most directly comparable U.S. GAAP measures. The impact of foreign currencies increased net sales by approximately $200 million and increased net earnings by approximately $0.08 per diluted share in first quarter 2018 compared with first quarter 2017. The impact of the acquisition of Sevcon increased net sales by $20 million in the first quarter 2018 compared with first quarter 2017.

The company believes the following table is useful in highlighting non-comparable items that impacted its U.S. GAAP net earnings per diluted share:

Net earnings per diluted share	First Three Months
	2018	2017

U.S. GAAP	$1.07	$0.89

Non-comparable items:
Restructuring expense	0.03	—
Merger and acquisition expense	0.01	—
Gain on commercial settlement	(0.01)	—
Tax adjustments	—	0.02

Non – U.S. GAAP	$1.10	$0.91

Net cash provided by operating activities was $35 million in first quarter 2018 compared with $60 million in first quarter 2017. Investments in capital expenditures, including tooling outlays, totaled $160 million in first quarter 2018, compared with $131 million in first quarter 2017. Balance sheet debt increased $137 million and cash decreased by $136 million at the end of first quarter 2018 compared with the end of 2017. The company's net debt to net capital ratio was 32.3% at the end of first quarter 2018 compared with 30.0% at the end of 2017.

Engine Segment Results: Engine segment net sales were $1,716 million in first quarter 2018 compared with $1,495 million in first quarter 2017. Excluding the impact of foreign currencies and the acquisition of Sevcon, net sales were up 4.9% from the prior year's quarter. Adjusted earnings before interest, income taxes and non-controlling interest ("Adjusted EBIT") were $280 million in first quarter of 2018. Excluding the impact of foreign currencies and the acquisition of Sevcon, Adjusted EBIT was $263 million, up 6.7% from first quarter of 2017.

Drivetrain Segment Results: Drivetrain segment net sales were $1,083 million in first quarter 2018 compared with $925 million in first quarter 2017. Excluding the impact of foreign currencies and the acquisition of Sevcon, net sales were up 9.2% from the prior year’s quarter. Adjusted EBIT was $121 million in first quarter 2018. Excluding the impact of foreign currencies and the acquisition of Sevcon, Adjusted EBIT was $117 million, up 12.4% from first quarter 2017.

Recent Highlights:

•
Automotive News awarded BorgWarner with a prestigious 2018 PACE Award for its groundbreaking S-wind wire forming process for electric motors and alternators. The game-changing manufacturing process enables high-volume production of high-voltage electric motors up to 350 volts. Already in production on a 12-volt alternator for Hyundai Motor Company, BorgWarner expects to launch the technology in a first-of-its-kind 300-volt S-wind motor for an on-axis P2 hybrid vehicle from a major global automaker in late 2019. The compact, high power density technology is particularly well-suited for P2 hybrids, which BorgWarner expects will become a dominant hybrid architecture.

•
BorgWarner’s eGearDrive® Transmission helps extend FAW’s electric vehicles’ driving range.  BorgWarner’s eGearDrive® transmission has been specifically designed for the emerging high-volume electric vehicle market and is featured in First Automotive Works (FAW) Group’s Besturn B30EV and Junpai A70E. The leading-edge eGearDrive transmission provides high torque capacity in a compact package. Its highly efficient helical gear train offers quiet performance and contributes to extended driving range for electric vehicles.

•
BorgWarner helps Ford deliver greater vehicle efficiency with its Eco-Launch™ stop/start solenoid valve and hydraulic accumulator. Engineered to deliver fast, smooth launches during engine restarts, the award-winning solution is available on the Ford 8-speed, front-wheel drive (FWD), mid-torque transmission used for a variety of vehicles in North America.

•
BorgWarner presented its latest propulsion solutions optimized for vehicles using a 48V power supply at the annual Arctic Drive Winter Test in Arjeplog, Sweden.  BorgWarner’s 48V propulsion technologies enhance vehicle traction and stability for improved safety and a fun-to-drive experience even under the toughest conditions. Among the innovations displayed in Arjeplog were the company’s P2 hybrid modules, the electric Rear Drive Module (eRDM) for P3-type hybrids, the 48V electric All-Wheel Drive (eAWD) system for P4-type hybrids and the next-generation e-hydraulic AWD coupling.

•
BorgWarner debuts its Electro-Mechanical On-Demand (EMOD) transfer case on the 2019 Ram 1500 4x4 pickup truck. Building on BorgWarner’s proven Torque-On-Demand® clutching system, the new EMOD technology delivers faster response and higher torque output for better on- and off-road performance. For automakers, the scalable system offers easy traction calibration and integration for a variety of vehicles, from small SUVs to heavy-duty pickup trucks.

•
BorgWarner’s VCT technology with mid-position lock helps improve fuel economy for Hyundai’s Gamma II engine. BorgWarner’s latest variable cam timing (VCT) system delivers improved engine efficiency and fuel economy for the new Hyundai Gamma II engine. For the engine’s intake valve timing, BorgWarner supplies a variable force solenoid (VFS) and patented passive torsional assist (TA) phaser with mid-position lock (MPL) and integrated center bolt hydraulic control valve. For exhaust valve timing, the company supplies the VFS and TA phaser with integrated center bolt valve. The 1.6-liter I4 gasoline engine launched in the Kia K3 Forte/Cerato and is expected to power a growing number of vehicles for markets in South Korea, China and North America over the next few years.

At 10:30 a.m. ET today, a brief conference call concerning first quarter 2018 results will be webcast at: http://www.borgwarner.com/en/Investors/default.aspx.

BorgWarner Inc. (NYSE: BWA) is a global product leader in clean and efficient technology solutions for combustion, hybrid and electric vehicles. With manufacturing and technical facilities in 67 locations in 18 countries, the company employs approximately 29,000 worldwide. For more information, please visit borgwarner.com.

# # #

Statements contained in, or incorporated by reference into this presentation, future filings by us with the Securities and Exchange Commission (“SEC”), and oral statements made by, or with the approval of, our authorized personnel, that relate to our future performance or future events are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Such statements can be identified by use of forward-looking words or phrases such as “intend,” “anticipate,” “plan,” “estimate,” “target,” “aim,” “forecast,” “project,” “expect,” “believe,” “we are optimistic that we can,” “current visibility indicates that we forecast,” “contemplation” or “currently envisions” and similar phrases. Although we believe that the expectations reflected in these forward-looking statements are reasonable, our expectations may not prove to be correct. Forward-looking statements are necessarily estimates reflecting the best judgment of our senior management and involve a number of risks and uncertainties, some of which may be beyond our control, which could cause actual results to differ materially from those suggested by the forward-looking statements. These risks and uncertainties, among others, include: our dependence on automotive and truck production, both of which are highly cyclical; our reliance on major OEM customers; commodities availability and pricing; supply disruptions; fluctuations in interest rates and foreign currency exchange rates; availability of credit; our dependence on key management; our dependence on information systems; the uncertainty of the global economic environment; the outcome of existing or any future legal proceedings, including litigation with respect to various claims; and future changes in laws and regulations in the countries in which we operate. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. All subsequent written and oral forward-looking statements concerning the matters addressed in this presentation and attributable to us or any person acting on our behalf are qualified by these cautionary statements. Forward-looking statements are based on current expectations only and are not guarantees of future performance, and are subject to certain risks, uncertainties and assumptions. We may change our intentions, beliefs or expectations at any time and without notice, based upon any change in our assumptions or otherwise. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. In addition, some factors are beyond our control. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

BorgWarner Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(millions, except per share amounts)
	Three Months Ended March 31,
	2018	2017
Net sales	$2,784.3	$2,407.0
Cost of sales	2,192.5	1,890.7
Gross profit	591.8	516.3

Selling, general and administrative expenses	253.4	219.0
Other expense, net	4.9	5.8
Operating income	333.5	291.5

Equity in affiliates’ earnings, net of tax	(10.2)	(9.7)
Interest income	(1.5)	(1.5)
Interest expense and finance charges	16.1	18.0
Other postretirement income	(2.6)	(1.2)
Earnings before income taxes and noncontrolling interest	331.7	285.9

Provision for income taxes	94.9	86.3
Net earnings	236.8	199.6

Net earnings attributable to the noncontrolling interest, net of tax	11.7	10.4
Net earnings attributable to BorgWarner Inc.	$225.1	$189.2

Earnings per share — diluted	$1.07	$0.89

Weighted average shares outstanding — diluted	210.766	212.236

Supplemental Information (Unaudited)
(millions of dollars)
	Three Months Ended March 31,
	2018	2017
Capital expenditures, including tooling outlays	$160.4	$130.9

Depreciation and amortization	$109.2	$97.3

BorgWarner Inc.
Net Sales by Reporting Segment (Unaudited)
(millions of dollars)

	Three Months Ended March 31,
	2018	2017
Engine	$1,716.1	$1,495.4
Drivetrain	1,082.9	924.9
Inter-segment eliminations	(14.7)	(13.3)
Net sales	$2,784.3	$2,407.0

Adjusted Earnings Before Interest, Income Taxes and Noncontrolling Interest ("Adjusted EBIT") (Unaudited)
(millions of dollars)

	Three Months Ended March 31,
	2018	2017
Engine	$280.2	$246.2
Drivetrain	121.0	104.4
Adjusted EBIT	401.2	350.6
Restructuring expense	7.5	—
Merger and acquisition expense	2.2	—
Lease termination settlement	—	5.3
Other income, net	(4.8)	—
Other postretirement income	(2.6)	(1.2)
Corporate, including equity in affiliates' earnings and stock-based compensation	52.6	44.1
Interest income	(1.5)	(1.5)
Interest expense and finance charges	16.1	18.0
Earnings before income taxes and noncontrolling interest	331.7	285.9
Provision for income taxes	94.9	86.3
Net earnings	236.8	199.6
Net earnings attributable to the noncontrolling interest, net of tax	11.7	10.4
Net earnings attributable to BorgWarner Inc.	$225.1	$189.2

BorgWarner Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(millions of dollars)

	March 31, 2018	December 31, 2017
Assets

Cash	$409.7	$545.3
Receivables, net	2,247.1	2,018.9
Inventories, net	800.4	758.9
Prepayments and other current assets	171.0	154.8
Assets held for sale	69.6	67.3
Total current assets	3,697.8	3,545.2

Property, plant and equipment, net	2,923.8	2,863.8
Other non-current assets	3,413.2	3,380.6
Total assets	$10,034.8	$9,789.6

Liabilities and Equity

Notes payable and other short-term debt	$194.0	$84.6
Accounts payable and accrued expenses	2,160.4	2,270.4
Income taxes payable	44.4	40.8
Liabilities held for sale	37.8	29.5
Total current liabilities	2,436.6	2,425.3

Long-term debt	2,131.5	2,103.7
Other non-current liabilities	1,450.9	1,432.8

Total BorgWarner Inc. stockholders’ equity	3,910.7	3,718.7
Noncontrolling interest	105.1	109.1
Total equity	4,015.8	3,827.8
Total liabilities and equity	$10,034.8	$9,789.6

BorgWarner Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(millions of dollars)

	Three Months Ended March 31,
	2018	2017
Operating
Net earnings	$236.8	$199.6
Depreciation and amortization	109.2	97.3
Deferred income tax provision	8.2	20.6
Restructuring expense, net of cash paid	6.9	—
Other non-cash items	3.7	3.6
Net earnings adjusted for non-cash charges to operations	364.8	321.1
Changes in assets and liabilities	(330.1)	(260.8)
Net cash provided by operating activities	34.7	60.3

Investing
Capital expenditures, including tooling outlays	(160.4)	(130.9)
Proceeds from asset disposals and other	0.1	(0.3)
Payments for venture capital investment	(0.6)	(1.5)
Net cash used in investing activities	(160.9)	(132.7)

Financing
Net increase in notes payable	117.4	74.4
Additions to long-term debt, net of debt issuance costs	12.1	—
Repayments of long-term debt, including current portion	(10.0)	(6.4)
Payments for purchase of treasury stock	(55.2)	(31.0)
Payments for stock-based compensation items	(14.4)	(1.3)
Dividends paid to BorgWarner stockholders	(35.6)	(29.7)
Dividends paid to noncontrolling stockholders	(17.8)	(21.8)
Net cash used in financing activities	(3.5)	(15.8)

Effect of exchange rate changes on cash	(5.9)	2.9

Net decrease in cash	(135.6)	(85.3)

Cash at beginning of year	545.3	443.7
Cash at end of period	$409.7	$358.4